Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-202921)  and related Prospectus/Offer of AbbVie Inc. for the registration of its common stock and to the incorporation by reference therein of our reports dated February 20, 2015, with respect to the consolidated financial statements of AbbVie Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of AbbVie Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

April 17, 2015